UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

GEVITY HR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 11, 2007

Dear valued shareholders:

     You are cordially invited to attend the annual meeting of shareholders of Gevity to be held on May 16, 2007, at our offices in Bradenton, Florida, commencing at 9:00 a.m., local time. The agenda for this meeting includes the annual election of our board of directors. Please refer to the accompanying notice of annual meeting and proxy statement for detailed information regarding the annual meeting.

     The attached proxy statement is a critical element of the corporate governance process. Its purpose is to answer your questions and to provide you with information about Gevity’s board of directors and executive officers and a discussion of a proposal that requires your vote.

     Your vote is very important. Regardless of whether you plan to attend the annual meeting, we encourage you to vote as soon as possible to ensure that your shares are represented and your vote is promptly recorded. Votes may be submitted via the Internet, by phone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you may vote in person even if you previously submitted your vote or proxy.

     On behalf of our board of directors and the management of Gevity, I thank you for your continued interest in, and support of, the affairs of our company.

Sincerely,

Erik Vonk
Chairman and Chief Executive Officer

GEVITY HR, INC.
9000 TOWN CENTER PARKWAY
BRADENTON, FLORIDA 34202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2007

To our shareholders:

The annual meeting of shareholders of Gevity HR, Inc. will be held on May 16, 2007, at 9:00 a.m., local time, at our offices located at 9000 Town Center Parkway, Bradenton, Florida 34202 for the following purposes:

•	to elect nine directors to serve until the next annual meeting of shareholders or until their respective successors are duly elected or appointed; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 14, 2007 are entitled to notice of, and to vote, at the annual meeting or an adjournment or postponement thereof. A list of shareholders entitled to vote will be available at our offices for ten business days immediately preceding the meeting date.

We look forward to your participation in the annual meeting, whether in person or by proxy.

By order of the board of directors:

Edwin E. Hightower, Jr.
Corporate Secretary

Bradenton, Florida
April 11, 2007

IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Promptly voting your shares via the Internet; by telephone; or by signing, dating and returning the enclosed proxy card will save Gevity the added expense of additional solicitation. Also, if you have Internet access, we encourage you to record your vote via the Internet — it is easy and convenient and saves the company significant postage and processing costs. Thank you.

GEVITY HR, INC.
9000 TOWN CENTER PARKWAY
BRADENTON, FLORIDA 34202

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2007

Gevity HR, Inc. (“Gevity,” the “company,” “we,” “us,” or “our”), a Florida corporation, furnishes this proxy statement to its shareholders in connection with the solicitation by our board of directors on behalf of Gevity of proxies to be voted at the annual meeting of our shareholders to be held May 16, 2007. This proxy statement and the enclosed proxy card will first be sent to our shareholders on or about April 17, 2007.

Accompanying this proxy statement is our 2006 annual report, which includes our Annual Report on Form 10-K for the year ended December 31, 2006. Neither the 2006 annual report nor the Annual Report on Form 10-K constitutes a part of the proxy solicitation material.

ABOUT THE MEETING

Record Date and Share Ownership.  The record date for shareholders entitled to notice of, and to vote at, the 2007 annual meeting is the close of business on March 14, 2007. The holders of our common stock on the record date are entitled to vote on all matters submitted to our shareholders for a vote at the meeting. In deciding all questions, a holder of common stock is entitled to one vote, in person or by proxy, for each share held in the shareholder’s name on the record date. As of the close of business on March 14, 2007, we had 24,440,177 outstanding shares of common stock.

Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting of shareholders. If you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to the proposal. “Broker non-votes” are votes cast by brokers who hold securities for a beneficial owner who has not given instructions to the broker, who then is entitled to cast votes on routine matters on behalf of these clients and will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum.

Proposal.  You are being asked to vote on the election of the nine director nominees set forth in “Proposal: Election of Directors.” To be elected a director, each nominee must receive a plurality of all votes cast at the meeting for the election of directors. If a quorum is present, any abstentions or broker non-votes will have no effect on the election of directors. Should any nominee become unable or unwilling to accept nomination or election at the time of the annual meeting, the proxy holders may vote for the election in such nominee’s stead of any other person our board of directors may recommend.

No Other Expected Meeting Proposals.  There are no other matters that the board intends to present, or has reason to believe others will present, at the 2007 annual meeting. If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

Submitting Your Proxy.  If you complete and submit the enclosed proxy card, the persons named as proxy holders will vote the shares represented by your proxy in accordance with your instructions. If any other matter or business is brought before the annual meeting, the proxy holders may vote the shares for which they hold proxies at their discretion. Our board of directors does not presently know of any such other matter or business. If you submit a proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote your shares represented as follows:

•	FOR the election of the director nominees set forth in “Proposal: Election of Directors;” and

•	at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Shareholders have three options for submitting their vote:

•	via the Internet;

•	by telephone; or

•	by signing, dating and returning the enclosed proxy card in the enclosed envelope.

If you have Internet access, we encourage you to record your vote on the Internet. It is easy and convenient, and it saves our company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and not be counted. Whether voting via the Internet, by telephone, or by submitting a proxy card, please follow the instructions on the accompanying proxy card. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast in-person at the annual meeting. At this year’s meeting, the polls will close at 11:59 p.m. local time on May 15, 2007 (the day before the annual meeting), and no further votes will be accepted after that time. If you have any questions about submitting your vote, you may call our corporate secretary at 941-741-4616 or American Stock Transfer & Trust Company, our transfer agent, at 1-800-937-5449.

Revoking Your Proxy.  You may revoke your proxy at any time prior to the closing of the polls at 11:59 p.m. local time on May 15, 2007 (the day before the annual meeting) by voting again via the Internet, by telephone or by submitting a written revocation or later-dated proxy card. You may also revoke your proxy by attending the annual meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Explanation of Registered Holders versus Beneficial Holders.  If your Gevity shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “registered shareholder” with respect to those shares. If this is the case, the proxy materials have been forwarded to you directly by Gevity. If your Gevity shares are held for your benefit by a bank or brokerage firm, the proxy materials have been forwarded to you by that bank or brokerage firm. In that case, you, as the beneficial holder, have the right to direct your bank or brokerage firm on how to vote your shares by following the voting instructions provided to you by that bank or brokerage firm.

PROPOSAL:
ELECTION OF DIRECTORS

Our board of directors nominated the persons listed below to serve as directors for a one-year term beginning at our annual meeting of shareholders on May 16, 2007 until our next annual meeting of shareholders or until their successors, if any, are elected or appointed. The nominees include eight “independent directors,” in accordance with applicable Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market, LLC’s (“NASDAQ”) Marketplace Rules, and our chief executive officer. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee. Should any nominee become unable or unwilling to accept nomination or election at the time of the annual meeting, the proxy holders may vote for the election in such nominee’s stead of any other person our board of directors may recommend.

Incumbent Director Nominees

Erik Vonk, age 54, has served as our chairman of the board and chief executive officer since April 2002. Mr. Vonk was retired from February 2001 to April 2002. From 1992 until his retirement in February 2001, Mr. Vonk was president and chief executive officer of Randstad North America, a subsidiary of Randstad Holding NV, a worldwide staffing services provider, where he was responsible for organizing the North American operations. From 1989 to 1992, Mr. Vonk served as a member of the executive board of Bank Cantrade AG. Mr. Vonk currently serves on the boards of directors of Danka Business Systems, PLC and CBRL Group, Inc.

George B. Beitzel, age 78, has served as a director of Gevity since November 1993. Mr. Beitzel retired from IBM in 1987 where he had served for 32 years, the last 14 as a member of IBM’s board of directors and corporate officer. Mr. Beitzel currently serves on the board of directors of Actuate Corporation, Deutsche Bank Trust Company Americas, Bitstream, Inc. and Computer Task Group, Incorporated. Mr. Beitzel is chairman emeritus of Amherst College and Colonial Williamsburg Foundation. He is a graduate of Harvard Business School and served 12 years on the board of directors of the Associates at Harvard Business School.

Darcy E. Bradbury, age 50, has served as a director of Gevity since October 2001. Ms. Bradbury is currently a managing director at Blackstone Alternative Asset Management L.P. From 2001 to 2004, Ms. Bradbury was a managing director at Mezzacapa Management, LLC, a hedge fund of funds. From 1997 to 2000, Ms. Bradbury was a managing director at Deutsche Bank and head of strategy and business development for its global institutional services division. From 1993 to 1996, she served in the United States Treasury Department, first as the Deputy Assistant Secretary for Federal Finance and then as the Assistant Secretary for Financial Markets. From 1990 to 1993, Ms. Bradbury was deputy comptroller for finance for the City of New York, New York.

Paul R. Daoust, age 59, has served as a director of Gevity since May 2006. Mr. Daoust currently serves as chairman of the board and chief executive officer of HighRoads, Inc., a privately-held technology enabled solutions company providing benefits lifecycle management, which he joined in February 2005. From October 2000 until his retirement in July 2003, Mr. Daoust served as chairman of the board and chief executive officer of GRX Technologies, Inc., a privately-held software company focused on supply chain management for the commercial insurance industry. Mr. Daoust also served as executive vice president and chief operating officer of Watson Wyatt Worldwide, Inc., one of the world’s largest human resource consulting firms, from June 1993 to June 1998. He worked for Watson Wyatt for 28 years and served on their board of directors for nine years. He currently serves on the board of Salary.com, a technology company in the human resources space, and on the advisory boards of Brodeur Worldwide (part of the Omnicom Group) and LaborMetrix, Inc.

Jonathan H. Kagan, age 50, has served as a director of Gevity since May 1999. Since January 2001, Mr. Kagan has been a managing principal at Lazard Alternative Investments. From 1995 to 2000, Mr. Kagan served as managing director of Centre Partners Management LLC, managing investments on behalf of Centre Capital Investors II, L.P. and affiliated entities. From 1990 to 2000, Mr. Kagan was a managing director of Corporate Advisers, L.P. From 1985 to 2000, he was a managing director of Lazard Freres & Co. LLC.

David S. Katz, age 41, has served as a director of Gevity since June 2003. Since February 2006, Mr. Katz has been a principal of GTCR Golder Rauner, LLC, a Chicago-based private equity investment firm. From April 2000 to January 2006, he served as a managing director of Frontenac Company, LLC, a private equity investment firm.

Mr. Katz has served on the board of directors of Capella Healthcare, Inc. and GeneraMedix, Inc. and numerous other privately-held companies. Mr. Katz joined Frontenac in 1994 after holding positions at The Clipper Group and The Boston Consulting Group.

Michael J. Lavington, age 60, has served as a director of Gevity since September 2006. Since 2003, Mr. Lavington has acted as an independent business consultant serving clients in the UK and the USA. In 2002, Mr. Lavington left Global Telesystems, Inc., where he served as senior vice president of human resources and property. From 1999 to 2000, Mr. Lavington served as senior consultant with Garner International, an executive recruitment and business consultancy firm. From 1991 to 1999, Mr. Lavington worked for the Rank Group, PLC, initially as the group human resources director and latterly as president and chief executive office of their US subsidiary, Resorts USA, Inc. From 1984 to 1990, Mr. Lavington was employed by the Mecca Leisure Group, PLC, serving as group services director and later, from 1984 to 1991, as divisional managing director of its overseas division, which included the Hard Rock Café Group. In 1985, Mr. Lavington was appointed to the main board of Mecca Group.

Jeffrey A. Sonnenfeld, age 52, has served as a director of Gevity since May 2004. Dr. Sonnenfeld is currently the senior associate dean for executive programs and a professor at the Yale School of Management. In addition, he is the president and chief executive officer of the Chief Executive Leadership Institute which he founded in 1998 and which was acquired by Yale University in 2001. From 1989 to 1997, Dr. Sonnenfeld was a professor at the Goizueta Business School of Emory University. From 1980 to 1987, he was a professor at the Harvard Business School. Dr. Sonnenfeld currently serves on the board of directors of TheStreet.com, Inc. and Lennar Corporation.

Additional Director Nominee

Daniel J. Sullivan, age 60, began his career in 1972 as an operations supervisor for Roadway Express, Inc. In 1983, he joined Roadway Services, Inc., where he founded Roadway Package System (RPS) serving as its president and chief executive officer until 1990. He became vice president and group executive, National Carrier Group, for Roadway Services in 1990 and was promoted to senior vice president and president of the National Carrier Group in 1993. In 1994, Mr. Sullivan was promoted to president and chief operating officer and then to chairman, president and CEO in 1995. Mr. Sullivan served on the board of directors of Roadway Services from 1990 to 1996. In 1996, he led the transformation of Caliber System, Inc. (formerly Roadway Services) where he served as chairman, president and CEO until 1998. In 1998, Caliber System was acquired by FedEx Corporation after which Mr. Sullivan returned to FedEx Ground where he served as president and CEO until his retirement on December 31, 2006. Mr. Sullivan currently serves on the board of directors of Computer Task Group of Buffalo, New York and GDS Express of Akron, Ohio. Mr. Sullivan also serves as a Federal Advisory Commissioner on the Flight 93 National Memorial project in Somerset County, Pennsylvania.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH OF THE NOMINEES
WHOSE NAME APPEARS ABOVE.

James E. Cowie has served as a director of Gevity since June 2003. Mr. Cowie requested that our nominating/corporate governance committee not consider his nomination for re-election to the board. In respect of his request, Mr. Cowie was not nominated, and his term as director will end on the date of the annual meeting.

Gevity expresses its great appreciation to Mr. Cowie for his service to the company as a distinguished member of our board of directors.

INFORMATION REGARDING OUR BOARD AND ITS COMMITTEES

Gevity’s system of governance is allocated between our company’s shareholders, our board of directors and our employee management team. Our shareholders elect the board and vote on extraordinary matters, the board acts as the company’s governing body, and management runs the company’s day-to-day operations. Our board of directors currently consists of nine directors, eight of whom are being nominated for re-election as described in “Proposal: Election of Directors.”

Committees of Our Board

“Independence” Determination.  Our board of directors believes that there should be a substantial majority of independent directors on the board and that it is useful and appropriate to have the chief executive officer serve as a director. Except for our chief executive officer, Erik Vonk, each of our directors and our nominee for director was determined to be “independent” in accordance with applicable SEC and NASDAQ corporate governance rules. The NASDAQ independence definition includes a series of objective tests, such as whether the director is an employee of the company or has engaged in various types of business dealings with the company. In addition, as required by NASDAQ Marketplace Rules, the board and our nominating/corporate governance committee each make a subjective determination as to whether each independent director has any relationships which, in their opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board and our nominating/corporate governance committee reviewed and discussed information provided by each director and the company with regard to each director’s business and personal activities as they may relate to the company and our management.

Based on the foregoing, each of the members of our nominating/corporate governance committee and our compensation committee meet the independence requirements as established by NASDAQ. In addition, the members of our audit committee each qualify as “independent” under both the NASDAQ Marketplace Rules and the applicable standards established by the SEC.

Board Responsibilities and Structure.  The primary responsibilities of our board are oversight, counseling and direction to our management in the long-term interests of our company and our shareholders. Our board’s responsibilities include:

•	selecting and regularly evaluating the performance of the chief executive officer and other executive officers;

•	planning for succession with respect to the position of chief executive officer and monitoring management’s succession planning for other executive officers;

•	reviewing and, when appropriate, approving our major financial objectives and strategic and operating plans and actions;

•	overseeing the conduct of our business to evaluate whether the business, in the judgment of the board, is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures as well as compliance with law and ethical business practices.

Our board instructed our chief executive officer, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, in accordance with all applicable legal requirements and our published Code of Business Conduct and Ethics, and in compliance with any specific plans, instructions or directions of our board. Our chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of our board with respect to extraordinary actions to be undertaken by our company.

Board Committees and Charters.  Our board has delegated various responsibilities and certain authority to its established board committees. The committees of our board are the audit, compensation, nominating/corporate governance, and executive committees. These committees regularly report on their activities and actions to the full board. Each year our board appoints the members of its committees. The board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board meeting agendas include regularly-scheduled sessions for the independent directors to meet without management present.

A copy of the current committee charter for each committee, as well as a copy of our Corporate Governance Guidelines, are posted in the “About Gevity — Corporate Governance” section of our website, gevity.com. A copy of our audit committee charter was also included as Exhibit A to our 2005 proxy statement.

As of the date of this proxy statement, the members of our board committees are as follows:

Nominating/
Corporate
Director	Audit	Compensation	Governance	Executive

Erik Vonk				Chair
George B. Beitzel	Chair	X		X
Darcy E. Bradbury	X	X
James E. Cowie*	X		X
Paul R. Daoust		X	X
Jonathan H. Kagan	X		Chair	X
David S. Katz		Chair		X
Michael J. Lavington		X
Jeffrey A. Sonnenfeld			X

*	The director is not standing for re-election at the 2007 annual meeting, and his term as a director will end on the date of the annual meeting.

Audit Committee.  The audit committee assists the board in fulfilling its responsibilities by overseeing Gevity’s accounting and financial reporting processes, the audit of consolidated financial statements, the qualifications of the independent registered public accounting firm engaged as our independent auditor, and the performance of the internal auditors and independent auditors. In addition, the audit committee generally approves any related party transactions and oversees our internal compliance programs and is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Gevity regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submissions from our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The audit committee relies on the expertise and knowledge of management, the internal auditors, and our independent auditor in carrying out its oversight responsibilities. The responsibilities and activities of the audit committee are described in greater detail under “Audit Committee Report.” In 2006, the audit committee held nine meetings.

The board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee and is financially literate as required by NASDAQ Marketplace Rules. In addition, the board determined that Mr. Cowie is an “audit committee financial expert” as defined by SEC rules. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Cowie’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Cowie any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board. Upon Mr. Cowie’s departure, the board intends to designate another member as its audit committee financial expert.

Compensation Committee.  Our compensation committee determines the compensation of our executive officers, including our chief executive officer and all senior vice presidents, and establishes the parameters for the compensation of our other officers holding the title of vice president. The committee also reviews and reassesses annually the compensation paid to members of our board for their service on our board and board committees and recommends any changes in compensation to the full board for its approval. In addition, the committee authorizes all stock option and other equity-based awards to employees and non-employee directors under our stock option and equity incentive plans. The compensation committee held three meetings in 2006. For more information, see “Compensation Committee Report.” For information about our compensation program, engagement of compensation consultants and our chief executive officer’s role in setting executive compensation, see “Compensation Discussion and Analysis.”

Nominating/Corporate Governance Committee.  Our nominating/corporate governance committee is responsible for:

•	determining the slate of director nominees for election to the board;

•	recommending candidates for election to our board between annual shareholder meetings;

•	reviewing the size and composition of the board and its committees;

•	establishing procedures for the director nomination process;

•	monitoring compliance with, reviewing and recommending changes to our Corporate Governance Guidelines; and

•	reviewing Gevity’s policies and programs that relate to matters of corporate responsibility.

The committee is responsible for regularly reviewing with our board the appropriate skills and characteristics required of board members in the context of the current size and make-up of the board in light of company objectives. This assessment includes issues of diversity and numerous other factors such as professional or business experience and qualifications. These factors, and any other qualifications considered relevant by the committee, are reviewed in the context of an assessment of the perceived needs of our board at that time. As a result, the priorities and emphasis of the nominating/corporate governance committee and of our board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievements and the perceived ability of potential candidates to make a positive contribution with respect to such factors, the nominating/corporate governance committee has not established any specific minimum criteria or qualifications that a nominee must possess. The nominating/corporate governance committee held three meetings in 2006.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to our board are suggested by board members or employees. With regard to our newest candidate nominated for election to our board, Daniel J. Sullivan was referred to Gevity by a non-employee director on a non-remunerated basis. In 2006, we did not employ a search firm or pay fees to any third-parties in connection with seeking or evaluating board nominee candidates.

Our nominating/corporate governance committee will consider candidates proposed by shareholders, provided such nominations comply with the applicable provisions of our bylaws and the procedures to be followed in submitting proposals. The committee evaluates candidate nominees proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications by one of the following means:

Mail:	Gevity HR, Inc. 9000 Town Center Parkway Bradenton, FL 34202 Attn: Edwin E. Hightower, Jr., Corporate Secretary

Email:	corporate.secretary@gevity.com

Fax:	(941) 744-3322

See “Proposals of Shareholders for 2008 Annual Meeting” for the procedures to be followed by shareholders in submitting proposals, including recommendations for director nominees, to be included in our proxy statement and form of proxy relating to the 2008 annual meeting of our shareholders.

Executive Committee.  Our executive committee may exercise all power and authority of our board of directors in the management of our business and affairs when action is required to be taken between regular meetings of our board where time is of the essence and it is not practicable to convene a special meeting of our board. The executive committee may exercise these powers to the fullest extent permitted under our articles of incorporation, bylaws and Florida law. The executive committee held two meetings in 2006.

Attendance at Board, Committee and Annual Shareholder Meetings

Our board held ten meetings in 2006. All directors are expected to attend (in person or by telephonic means) each meeting of our board and the committees on which he or she serves and are also expected to attend the annual meeting of our shareholders. In 2006, no director attended less than 75% of the meetings of our board and the committees on which he or she served. Seven of our nine directors attended our 2006 shareholders meeting.

Our board does not have a formal policy that seeks to limit the number of committee seats held by an independent director, but our board’s guideline of attending all meetings reflects our board’s expectation that each director will meet his or her commitments to the position. The time commitments of directors vary substantially with regard to their individual involvement with their primary positions; their involvement with other commercial, charitable and similar organizations; and certain other commitments. A director’s involvement with other boards is just one factor considered by our nominating/corporate governance committee in deciding if a director can devote the time and attention necessary to be an informed and effective director of our company.

Communications from Shareholders to the Board

Shareholders may contact an individual director, a committee of our board, or our board as a group. All shareholder communications should be sent to the attention of our corporate secretary. This centralized process will assist our board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended board recipient (or recipients) should be noted in the communication. Communications may be sent by one of the following means:

Mail:	Gevity HR, Inc. 9000 Town Center Parkway Bradenton, FL 34202 Attn: Edwin E. Hightower, Jr., Corporate Secretary

Email:	corporate.secretary@gevity.com

Fax:	(941) 744-3322

Our board has instructed our corporate secretary to forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, however, the corporate secretary will review such correspondence and, in his discretion, will not forward certain items to a director if the communication is deemed to be of a commercial or frivolous nature or otherwise inappropriate for our board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in our company for review and possible response.

Concerns about accounting or auditing matters or possible violations of Gevity’s Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the code, which is available in the “About Gevity — Corporate Governance” section of Gevity’s website, gevity.com.

CORPORATE GOVERNANCE

Gevity operates within a comprehensive corporate governance framework, which includes defining independence, assigning responsibilities, setting exceptional standards of professional and personal conduct and assuring compliance with such responsibilities and standards. Our board, and especially our nominating/corporate governance committee, regularly monitors developments in the area of corporate governance, including the rules and regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, as well as corporate governance standards and disclosure requirements imposed or recommended by NASDAQ and the SEC.

Corporate Governance Guidelines

Our board adopted a set of Corporate Governance Guidelines on significant corporate governance issues, a copy of which is available in the “Investor Relations” section of our website, gevity.com. Among other matters, the guidelines include the following corporate governance standards:

•	There should be a substantial majority of independent directors on the board.

•	Independent directors should meet on a regular basis apart from other board members and management representatives.

•	All directors should stand for election every year (rather than having a so-called “staggered board”).

•	Board compensation should be a mix of cash and equity-based compensation. Management directors will not be paid for board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Gevity in addition to their compensation as directors. To the extent practicable, independent directors, if any, who are affiliated with our service providers will undertake to ensure that their compensation from such providers does not include amounts connected to payments by Gevity.

•	Board members must act at all times in accordance with the requirements of our Code of Business Conduct and Ethics, which are applicable to each director in connection with his or her activities relating to Gevity.

•	The board establishes committees and appoints the members of such committees.

•	The audit, compensation and nominating/corporate governance committees should consist entirely of independent directors.

•	The annual cycle of agenda items for board meetings is expected to change on a periodic basis to reflect board requests and changing business and legal issues. The board will have regularly scheduled presentations from the heads of significant functional areas within the company. The board’s annual agenda will include, among other items, the long-term strategic plan for the company, capital projects, budget matters and management succession.

•	The board may contact and meet with any Gevity employee at any time.

•	The chief executive officer should report at least annually to the board on succession planning and management development.

•	At least annually, the board should evaluate the performance of the chief executive officer and other senior management personnel.

•	The board and each board committee should conduct periodic self-evaluations and self-assessments of itself and its members.

•	The board should work with management to schedule new-director orientation programs and continuing education programs for directors. The orientation programs are designed to familiarize new directors with Gevity’s businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for board members may include a mix of in-house and third-party presentations and programs.

•	Non-employee directors and our executive officers are encouraged to be Gevity shareholders, which beneficial ownership is intended to fully align the interests of Gevity’s directors and executive officers with the interests of its shareholders, further promote the company’s commitment to sound corporate governance, and signify leadership’s confidence in the company. These guidelines encourage covered individuals to achieve certain goals concerning the ownership of the company’s common stock within five years after becoming subject to the guidelines. Non-employee directors are encouraged to own shares of our common stock having a value of not less than five times the amount of the annual fee paid to them for serving as a board member. With respect to our executives, our chief executive officer is encouraged to own shares of our common stock having a value of not less than five times his annual base salary, our executive officers with line responsibility are encouraged to own shares of our common stock having a value of not less than two times their annual base salary and our executive officers with staff responsibilities are encouraged to own shares of our common stock having a value not less than their annual base salaries.

•	With limited exceptions, directors and officers may not invest in (purchase or otherwise receive or write) derivatives of Gevity securities, e.g., puts and calls on Gevity securities, or enter into any “short sales” or “short positions” with respect to Gevity securities. A short position is one in which the holder will profit if the market price of the securities decreases. Gevity considers it inappropriate and contrary to the interests of Gevity and its shareholders for directors and officers to take such investment positions.

Code of Business Conduct and Ethics

Our board of directors adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees with regard to their company-related activities. This code includes Gevity’s policies with respect to conflicts of interest, confidentiality, protection of Gevity’s assets, ethical conduct in business dealings, and respect for and compliance with applicable law. The code includes within it standards applicable to all employees, which includes our chief executive officer, chief financial officer, principal accounting officer, controller and persons performing similar functions, with respect to ethical standards involving disclosures in reports that we file with the SEC and in other public communications. Any waiver of the requirements of our code with respect to any individual director or executive officer is required to be reported to, and subject to the approval of, the board of directors. Since its inception, no waivers to our code have been requested or made. Concerns about accounting or auditing matters, or possible violations of Gevity’s Code of Business Conduct and Ethics, should be reported pursuant to the procedures outlined in the code, a copy of which is available in the “About Gevity — Corporate Governance” section of our website, gevity.com.

OWNERSHIP OF SECURITIES

Security Ownership of Directors, Management and Principal Shareholders

At the close of business on March 14, 2007, our record date, we had 24,440,177 shares of common stock issued, outstanding and entitled to vote at the 2007 annual shareholders meeting. The following table sets forth the beneficial ownership of our common stock to our knowledge as of such date of (1) each of our directors and our director nominee, (2) each of the named executive officers identified in the Summary Compensation Table included elsewhere in this proxy statement, (3) the beneficial owners of more than 5% of our outstanding common stock, and (4) our directors and executive officers as a group. Unless otherwise indicated, the address for each of the individuals listed in the table below is 9000 Town Center Parkway, Bradenton, Florida 34202.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class

ValueAct Capital Management, L.P.	3,289,284	(2)	13.46%
435 Pacific Avenue, 4th Floor, San Francisco, CA 94133
Artisan Partners Limited Partnership	3,032,700	(3)	12.41%
875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
Tracer Capital Management, L.P.	1,900,000	(4)	7.77%
540 Madison Avenue, 33rd Floor, New York, NY 10022
Barclays Global Investors, NA	1,417,670	(5)	5.80%
45 Fremont Street, San Francisco, CA 94105
Erik Vonk, Chairman and Chief Executive Officer	1,338,691	(6)	5.23%
Peter C. Grabowski, SVP, Sales/Chief Financial Officer	43,679	(7)	*
Clifford M. Sladnick, Chief Administrative Officer	42,497	(8)	*
Michael J. Collins, SVP, Chief Marketing Officer	18,000	(9)	*
Paul E. Benz, SVP, Chief Information Officer	2,500	(10)	*
Roy C. King, Former President, Chief Operating Officer(19)	—		*
Lisa J. Harris, Former SVP, Chief Technology Officer(20)	—		*
Sal J. Uglietta, Former SVP, Benefits and Insurance Programs(21)	—		*
Jonathan H. Kagan, Director	111,153	(11)	*
Darcy E. Bradbury, Director	58,291	(12)	*
George B. Beitzel, Director	53,906	(13)	*
James E. Cowie, Director	21,991	(14)	*
David S. Katz, Director	21,991	(15)	*
Jeffrey A. Sonnenfeld, Director	13,366	(16)	*
Paul R. Daoust, Director	10,500	(17)	*
Michael J. Lavington, Director	7,500	(18)	*
Daniel J. Sullivan, Director Nominee	—
Directors and executive officers as a group (13 persons)	1,744,065	(22)	6.76%

*	Less than 1%.

(1)	Unless otherwise stated, the beneficial owner has sole voting and investment power over the shares indicated. References in the footnotes below to currently exercisable stock options include options exercisable within 60 days of March 14, 2007.

(2)	The amount shown and the following information is based on a Schedule 13D/A jointly filed with the SEC on September 27, 2006 by: (a) ValueAct Capital Master Fund, L.P. (“ValueAct Master Fund”); (b) ValueAct Capital Master Fund III, L.P. (“ValueAct Master Fund III”); (c) VA Partners, LLC (“VA Partners”); (d) VA Partners III, LLC (“VA Partners III”); (e) ValueAct Capital Management, L.P. (“ValueAct Management L.P.”); (f) ValueAct Capital Management, LLC (“ValueAct Management LLC”); (g) Jeffrey W. Ubben; (h) George F. Hamel, Jr.; and (i) Peter H. Kamin. As of the date of the Schedule 13D/A: (1) ValueAct Master Fund was the beneficial owner of 2,983,384 shares of our common stock, which shares may also be deemed to be beneficial owned by VA Partners; (2) ValueAct Master Fund III was the beneficial owner of 305,900 shares of our common stock, which shares may also be deemed to be beneficially owned by VA Partners III; and (3) ValueAct Management L.P., ValueAct Management LLC and Messrs. Ubben, Hamel and Kamin may each be deemed to be the beneficial owner of an aggregate of 3,289,284 shares of our common stock.

(3)	The amount shown and the following information is based on a Schedule 13G jointly filed with the SEC on March 9, 2007 by: (a) Artisan Partners Limited Partnership (“Artisan Partners”); (b) Artisan Investment Corporation, the general partner of Artisan Partners; (c) Andrew A. Ziegler; (d) Carlene Murphy Ziegler; and (e) Artisan Funds, Inc. (“Artisan Funds”). As of February 28, 2007, Artisan Partners held 3,032,700 shares, including 1,667,000 shares on behalf of Artisan Funds. These shares were acquired on behalf of discretionary clients of Artisan Partners, and persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.

(4)	The amount shown and the following information is based on a Schedule 13G jointly filed with the SEC on February 6, 2007 by: (a) Tracer Capital Management L.P.; (b) Tracer Capital Offshore Fund Ltd.; (c) Riley McCormack; and (d) Matt Hastings. As of December 31, 2006: (1) Tracer Capital Management L.P. was the beneficial owner of 1,900,000 shares of our common stock, which may also be deemed to be beneficially owned by Messrs. McCormack and Hastings; and (2) Tracer Capital Offshore Fund Ltd. was the beneficial owner of 1,350,558 shares of our common stock. The sole power to vote or direct the vote, and the sole power to dispose of or direct the disposal of, the entire shareholding for Tracer Capital Offshore Fund Ltd. and other unregistered funds managed by Tracer Capital Management L.P. has been delegated to Tracer Capital Management L.P. Riley McCormack and Matt Hastings, as the sole limited partners of Tracer Capital Management L.P. and the sole managing members of TCM and Company, LLC, the general partner of Tracer Capital Management L.P., control Tracer Capital Management L.P.

(5)	The amount shown and the following information is based on a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA. Shares beneficially owned by Barclays Global Investors, NA are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(6)	Includes 1,160,880 shares which Mr. Vonk has the right to acquire through currently exercisable options.

(7)	Includes 24,541 shares which Mr. Grabowski has the right to acquire through currently exercisable options.

(8)	Includes 18,750 restricted shares and 23,747 shares which Mr. Sladnick has the right to acquire through currently exercisable options.

(9)	Includes 2,500 restricted shares and 12,500 shares that Mr. Collins has the right to acquire through currently exercisable options.

(10)	Represents restricted shares.

(11)	Includes an aggregate of 330 shares held by Mr. Kagan’s minor children. Also includes 35,325 shares that Mr. Kagan has the right to acquire through currently exercisable options.

(12)	Includes 21,991 shares which Ms. Bradbury has the right to acquire through currently exercisable options.

(13)	Includes 5,039 shares which Mr. Beitzel has the right to acquire through currently exercisable options and 3,000 shares owned by Mr. Beitzel’s wife.

(14)	Represents shares which Mr. Cowie has the right to acquire through currently exercisable options.

(15)	Represents shares which Mr. Katz has the right to acquire through currently exercisable options.

(16)	Includes 11,991 shares Dr. Sonnenfeld has the right to acquire through currently exercisable options.

(17)	Includes 7,500 shares which Mr. Daoust has the right to acquire through currently exercisable options.

(18)	Includes 5,000 shares which Mr. Lavington has the right to acquire through currently exercisable options.

(19)	Mr. King resigned from his position as president and chief operating officer effective October 13, 2006.

(20)	Ms. Harris retired as senior vice president and chief technology officer effective December 31, 2006.

(21)	Mr. Uglietta resigned from his position as a senior vice president effective July 14, 2006.

(22)	Please refer to notes (6) through (18).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and all persons who beneficially own more than 10% of the outstanding shares of our common stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required to furnish us with copies of all reports they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely upon a review of copies of reports filed by the Reporting Persons with the SEC for the year ended December 31, 2006 and representations provided to us by the Reporting Persons, no Reporting Person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except that due to administrative errors: (1) a Form 4 reporting Mr. Sladnick’s disposition of 1,654 shares of common stock on July 11, 2006 was filed on October 19, 2006; and (2) a Form 4 reporting Mr. Daoust’s acquisition of 1,000 shares of common stock on June 5, 2006 was filed on June 16, 2006.

Certain Relationships and Related Transactions

Since the beginning of 2006, Gevity has not engaged in any transaction or series of similar transactions in which it was a participant in which the amount exceeded $120,000 and which any “related person”, as such term is defined in the applicable rules promulgated by the SEC, had or will have a direct or indirect material interest.

Our audit committee has adopted a written policy concerning the review, approval or ratification of all transactions required to be disclosed under the SEC’s Regulation S-K Rule 404. This policy covers all related person transactions required to be disclosed under the SEC’s rules as well as all material conflict of interest transactions as defined by relevant state law and the rules and regulations of NASDAQ that are applicable to us.

This policy requires that all such transactions be identified by management and disclosed to our audit committee for review and, if required, approval or ratification.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The rules regarding disclosure of executive compensation in our proxy statement were greatly altered by the SEC in 2006 for our proxy statements commencing with this one. In addition to new and different tables, greater emphasis is placed on providing discussion and analysis of our compensation practices. Further, the content of our Compensation Committee Report has been reduced. Accordingly, the information in this proxy statement is not directly comparable to that in our 2006 proxy statement.

Compensation Program Objectives and Rewards

Overall Objectives

The primary objective of our compensation program, and the guiding philosophy of our compensation committee in designing such programs, is to provide a compensation package that attracts and retains talented colleagues, including our named executive officers (identified in our Summary Compensation Table). Our program is designed to reward superior performance and hold consequences for underperformance — our “pay for performance” philosophy. A further objective is to ensure the compensation program is aligned with our and our shareholders’ short- and long-term interests and, in this regard, encourages our named executive officers to act as equity owners. Finally, our compensation programs are designed within our cultural framework and ethical standards:

Company Culture.  We seek to maintain an egalitarian culture in our facilities and operations. Neither our named executive officers nor our other officers are entitled to operate under different standards than those applicable to our other internal colleagues. We do not provide our named executive officers with reserved parking spaces or separate dining or other facilities, for example, and we have implemented very few programs that provide for personal benefits or perquisites to our named executive officers. As a provider of human resource consulting services, we believe this type of culture inspires trust at all levels and removes any sense of entitlement merely because of someone’s “level” or title.

Ethical Standards.  Quite simply, “Ethics Works” at Gevity. We expect our directors and named executive officers to be role models under our Code of Business Conduct and Ethics, which is applicable to all board members and internal colleagues. All internal colleagues, including named executive officers, complete an ethics course, and we hold quarterly ethics-oriented training at all levels.

Compensation Committee Processes and Procedures

Our compensation committee, which we refer to as the Committee, is empowered to review and determine the compensation of our chief executive officer, or CEO, and of our other named executive officers. Currently, our active named executive officers include our CEO; senior vice president, national sales and field service operations/chief financial officer; senior vice president and chief administrative officer; senior vice president and chief marketing officer; and senior vice president, shared services and chief information officer. The Committee also oversees our compensation plans and policies and administers our equity incentive plans. On an annual basis, the Committee reviews and reassesses the compensation paid to members of our board for their service on our board and board committees, and recommends any changes to the full board for its approval.

Over the course of 2006, two of our named executive officers resigned (Messrs. King and Uglietta), and one named executive officer retired effective December 31, 2006 (Ms. Harris). They appear in the tables, below, and payments made to them upon their employment termination are described in a section titled, “Compensation Paid to Named Executive Officers Who Departed in 2006.” We have also included Mr. Benz (who is not a named executive officer at December 31, 2006) because he is a current named executive officer, and his inclusion provides a fuller picture of our compensation practices.

Compensation Benchmarking and Consultants

As in past years, the Committee utilized the services of an outside consultant, Mercer Human Resource Consulting, or Mercer, to assist in the design of our executive compensation program for 2006 and 2007 and in setting the groundwork for executive compensation in future years. In accordance with the recommendations of its outside consultant, the Committee uses an industry-related peer group for annual external pay and performance validation. The Committee’s philosophy is to establish compensation opportunities for our named executive officers that are commensurate with our size and our short- and long-term performance goals. The targeted compensation for our named executive officers as established by the Committee is generally at or below the median of the industry-related peer group.

Together with Mercer, the Committee selected a compensation peer group of 12 publicly-traded companies based on relevant industry/business and size range. These consisted of: Administaff, Inc.; Automatic Data Processing, Inc.; CBIZ, Inc.; Ceridian Corporation; Convergys Corporation; Hewitt Associates, Inc.; Korn/Ferry International; Navigant Consulting, Inc.; Paychex, Inc.; Spherion Corporation; TALX Corporation; and Watson Wyatt Worldwide, Inc.

Mercer provides the Committee with data to assist in the review and comparison of each compensation element for our named executive officers. With this information, the Committee reviews and analyzes compensation for each of our named executive officers and makes adjustments as it may deem appropriate. The Committee also requests and considers the recommendations of our CEO with respect to named executive officer compensation, as more fully detailed below.

The Role of our CEO in Setting Executive Compensation

Because of our CEO’s leadership role in managing our named executive officers, and given his in-depth knowledge of our business and its performance, we feel it is important for the CEO to have a role in setting the annual incentive plan design and performance goals for our named executive officers and determining their rewards for the prior year’s performance. Under our Committee’s charter, we formalize this role. The CEO is invited to present his recommendations to the Committee at the meeting where these matters are considered, which typically occurs in February or March of each year. The CEO generally provides an overview of the business from his vantage point, including a review of the individual contributions of each other named executive officer of our business. The CEO also provides input with respect to the earned rewards for the other named executive officers, which is provided in the context of our prior year performance and our plans for the coming year. The CEO then participates in the Committee’s discussions of his recommendations with respect to the other named executive officers. We believe that this is an important piece of the evaluative process in which the Committee engages. The CEO, however, does not participate in the Committee’s discussions in which they consider and set the CEO’s compensation. No other named executive officer participates in the compensation decision-making process.

What Our Compensation Program is Designed to Reward

Quite simply, our compensation program is designed to attract and retain highly qualified individuals at all levels in our business and properly incentivize them to enhance shareholder value, as further described below.

Pay Elements

Our compensation practices reflect the Committee’s pay-for-performance philosophy, whereby a significant portion of executive compensation is at risk and tied to both individual and company performance.

Our compensation program consists of several elements, which are described below:

Pay Element	Purpose of the Pay Element	What the Pay Element Rewards

Base Salary	Provides fixed compensation in line with our philosophy based on competitive market practice.	Core competence in the executive role relative to skills, experience and contributions to our business.
Annual Cash Incentives (Short Term Incentives)	Focuses on annual objectives that support overall long-term objectives.	Contributions to our achievement of specific company objectives (annual) and individual portfolio objectives.

Pay Element	Purpose of the Pay Element	What the Pay Element Rewards

Long-term Incentives	Promotes alignment with shareholder interests and encourages executives to act as equity owners.	Tenure coupled with performance as measured against progress toward achieving long-term, corporate objectives.
Perquisites	Retention of our most senior executives.	A non-accountable annual allowance is provided to the CEO, and is intended to cover the cost of supplemental life and disability insurance and automobile expenses (per written employment agreement with CEO, previously filed with the SEC). In addition, we provide enhanced relocation benefits to certain senior executives, as well as providing company executives, including the named executive officers, with enhanced company contributions to health and welfare benefits.
Retirement Benefits	Attracts and retains talent at and below the executive level.	Executives may participate in the voluntary 401 (k) plan which features a company match (available to all colleagues). The 401(k) with company match seeks to encourage tenure among our colleagues.
Health and Welfare Benefits	Attracts and retains talent at and below the executive level, and is a part of the broad-based total rewards program.	Executives may participate in voluntary benefits plans (available to regular full time colleagues), including medical, life, vision, dental and disability plans.
Severance and Change in Control	General severance agreements attract and retain talent, and reflect general market practice.

	Change in control agreements are designed to retain executives and provide continuity of management in the event of a threatened or actual change in talent availability within the market.	Certain executives have general severance and/or change in control severance agreements (all previously filed with the SEC). Generally, the general severance agreements provide severance in the case of termination for other than cause. Change in control agreements provide for severance in the event of termination within two years after a qualifying change in control event.

Base Salary

We seek to attract and retain qualified named executive officers, and we feel it is important to offer a competitive base salary to achieve this goal. We typically benchmark new named executive officers against equivalent executive officers in our peer group to set initial base salary levels. Annually thereafter the Committee utilizes Mercer to provide benchmark reviews. Base salary reviews are conducted one time each year, typically in February or March. In its review, the Committee considers the CEO’s recommendations, general contribution at the individual level, Mercer’s benchmark data and the named executive officers’ competencies and skill level, in addition to their individual performance. For 2006, the Committee targeted the CEO’s base salary to comprise about 25% of his total pay mix, while the other named executive officers base salaries are targeted at about 35% of total pay. The Committee determined the 2006 base salaries for its named executive officers as indicated in this table:

Named Executive Officer	2005 Base Salary	2006 Base Salary	% Change

Erik Vonk, Chairman and CEO	$600,000	$650,000	8.3%
Peter C. Grabowski, SVP, National Sales and Field Service Operations/Chief Financial Officer	$260,000	$350,000	34.6%
Clifford M. Sladnick, SVP and Chief Administrative Officer	$345,000	$350,000	1.4%
Michael J. Collins, SVP and Chief Marketing Officer	—	$292,000	—
Paul E. Benz, SVP, Shared Services and Chief Information Officer	—	$264,000	—
Roy C. King, Former President and Chief Operating Officer	$415,000	$415,000	0%
Lisa J. Harris, Former SVP and Chief Technology Officer	$345,000	$360,000	4.3%
Sal J. Uglietta, Former SVP, Benefits and Insurance Programs	$345,000	$345,000	0%

Annual Cash Incentives

We believe that our named executive officers should be eligible to receive annual cash rewards linked to our achievement of specific short-term goals, both as a business and within the executive’s individual portfolio. We establish an operating plan each year that outlines our short-term (annual) goals, consisting of both financial goals and individual goals. As such, our annual incentive plan includes an opportunity each year based on a mix of both corporate financial and individual (business unit) performance goals. Each chosen metric has a pre-established threshold, target and superior performance goal that corresponds with an earned award level.

For 2006 the annual incentive opportunity for our named executive officers, other than the CEO, was comprised of a corporate earnings per share (“EPS”) performance goal weighted 50%, and other performance metrics weighted 50%. Our CEO’s annual cash incentive, however, consisted entirely of financial goals, as he is compensated under the terms of our shareholder-approved 2005 Executive Incentive Compensation Plan. This is an Internal Revenue Code Section 162(m)-compliant plan, and outlines those financial goals which may be used to measure the performance of any executive who is paid under its terms. Mr. King was also placed under the terms of the 2005 Executive Incentive Compensation Plan for the 2006 annual incentive plan, but was not paid under its terms due to his departure during the course of 2006.

For 2006, a substantial portion of each named executive officer’s total pay opportunity — from approximately 25% to 31% — consisted of the annual cash incentive element, in line with our pay-for-performance philosophy. The target award opportunities were set for each named executive officer as a percentage of base salary, as indicated on the charts below. Annual incentive performance metrics for each of our named executive officers (who were employed the entire year) in 2006, and therefore subject to their executive scorecards, included an earnings per share, or EPS ($1.50 at target) goal. In addition to the shared EPS metric, our named executive officers, other than the CEO, shared a net income goal ($42.3 million at target), in addition to a variety of other individual performance goals unique to their respective business units.

Our CEO’s annual incentive opportunity was based on the (shared) EPS goal, client employee count (157,500 at target) and return on equity (24.5% at target) metrics. These were weighted as 50%, 30% and 20%, respectively, of the CEO’s potential annual cash award. Under the 2005 Executive Incentive Compensation Plan, the annual cash award for the CEO is subject to downward adjustment only based on certain performance considerations, which for 2006 included gross profit mix and annual operating income per paid client employee.

The 2006 target and actual paid annual cash incentives are as follows:

	2006 Target as % of	2006 Target Annual	2006 Actual Annual
Named Executive Officer	Base Salary	Cash Incentive	Cash Incentive

Erik Vonk, Chairman and CEO	135%	$877,500	$148,339
Peter C. Grabowski, SVP, National Sales and Field Service Operations/Chief Financial Officer	50%	$175,000	$100,000
Clifford M. Sladnick, SVP and Chief Administrative Officer	66.7%	$233,450	$100,000
Roy C. King, Former President and Chief Operating Officer	80%	$332,000	—
Lisa Harris, Former SVP and Chief Technology Officer	66.7%	$241,200	—
Sal J. Uglietta, Former SVP, Benefits and Insurance Programs	66.7%	$231,150	$231,150

While we saw year-over-year increases in EPS, we did not meet our EPS or net income objectives for 2006 and, in line with our pay for performance philosophy, the named executive officers’ annual cash incentive payments were appropriately impacted. Both Messrs. Grabowski and Sladnick were, overall, successful in meeting their other individual metrics. In addition, because Messrs. Collins and Benz joined us after the 2006 performance metrics were established in February 2006, and given their brief tenure, the Committee determined that each of them were eligible to receive a bonus for their service in 2006. Mr. Collins was paid $75,000, and Mr. Benz was paid $45,000. They will participate fully in the 2007 annual cash incentive program.

Because our return on equity performance results was above the pre-established threshold goal, Mr. Vonk was eligible to receive an annual incentive award reflective of the degree of achievement on this metric. The Committee did not adjust Mr. Vonk’s earned award downward from this amount. Mr. King and Ms. Harris received no short-term incentive awards due to their departures during the course of 2006. Mr. Uglietta received his short-term incentive award (at target) as a part of his severance agreement with us.

Long-Term Incentives

In furthering our goal of alignment between our named executive officers and our shareholders in pursuing our long-term success, we also provide long-term incentives in the form of equity awards to our named executive officers. We believe this encourages our named executive officers to act as equity owners. In other words, we reward continued progression in terms of stock performance.

All equity grants are made at the time that the Committee determines awards for the prior year’s service, which typically occurs at its regularly scheduled meeting in February or March of each year. The authority to grant all stock option and other equity based awards to employees under our stock option and equity incentive plans is reserved to the Committee, and the Committee does not delegate its authority, except that the Committee has established guidelines for equity grants to newly hired colleagues at the vice president level, granted as an inducement to employment. These guidelines are reviewed by the Committee annually. The Committee does not time the award of equity grants based on the release of material non-public information. While prior year equity grants were made in the form of options, the Committee intends to use other available forms of awards, as may be available under the applicable shareholder-approved plans. For 2008 awards, the Committee anticipates that some equity grants will be made in the form of restricted shares. All awards are granted under the terms of shareholder-approved plans (see Equity Compensation Plan information below). These awards are time vested, vesting at the rate of 25% per year from the date of grant, and the exercise price of each option will equal the market price of our common stock at the close of trading on the date of grant, or previous close of trading, if the market is closed on the date of grant. We believe options and/or restricted shares, as opposed to other types of equity awards available under our equity incentive plans, are the appropriate vehicles for these awards because of the direct connection to shareholder value represented by these types of awards, and the readily observable value of the award to our shareholders and others. In addition, the multi-year vesting nature of the grants helps us retain our named executive officers.

Long-term incentives make up between approximately 37% to 46% of each named executive officers’ total pay mix, which the Committee believes is an appropriate portion of total pay. The value of the long-term incentive awards have previously been determined as a percentage relative to base pay, and then converted to actual awards using a Black-Scholes valuation.

In making its long-term incentive award determinations, the Committee considers the performance of each named executive officer in achieving objectives that support the long-term performance of our business, as well as an evaluation of the potential for the named executive officer’s future contribution to the long-term success of our business. Additionally, for 2006, the CEO was evaluated in terms of our overall financial performance and organic top line growth. Because Mr. Collins and Mr. Benz received initial equity grants related to their initial employment during the course of 2006, they were not considered for additional grants. In making its 2006 equity incentive awards, the Committee considered the long-term outlook of our business, and the potential value of the business to shareholders if the named executive officers can deliver on the initiatives as planned. The awards, approved by the Committee on April 10, 2007, were:

			2006 Actual
		2006 Target	Long-term Incentive
	2006 Target as % of	Long-term Incentive	Award Granted in
Named Executive Officer	Base Salary	Award	2007

Erik Vonk, Chairman and CEO	200%	$1,300,000	132,075
Peter C. Grabowski, SVP, National Sales and Field Service Operations/Chief Financial Officer	85%	$297,500	26,415
Clifford M. Sladnick, SVP and Chief Administrative Officer	100%	$350,000	26,415
Michael J. Collins, SVP and Chief Marketing Officer	—	—	—
Paul E. Benz, SVP, Shared Services and Chief Information Officer	—	—	—
Roy C. King, Former President and Chief Operating Officer	120%	$498,000	—
Lisa J. Harris, Former SVP and Chief Technology Officer	100%	$360,000	—
Sal J. Uglietta, Former SVP, Benefits and Insurance Programs	100%	$345,000	—

In accordance with SEC rules, the equity awards listed above that were granted in 2007 will appear in next year’s Grants of Plan Based Awards table.

No long-term incentive awards were made to Messrs. King, Uglietta or Ms. Harris due to their departures over the course of 2006.

For 2007, the Committee has reconfirmed its philosophy that long-term incentives should be used to drive achievement of objectives that will sustain our business and build shareholder value, aligning the named executive officers’ interests with those of the shareholders. Each named executive officer will be reviewed for long-term incentive awards in 2007 on the progress toward a shift in our business model from current state to a primarily de-coemployed business model. In addition, each named executive officer will be evaluated on his stewardship of the resources that support this shift, while the CEO will be evaluated on his stewardship of executive resources. The Committee retains full discretion in the area of long-term incentive awards.

Equity Compensation Plan Information

2005 Equity Incentive Plan.  In May 2005, our shareholders approved the Gevity HR, Inc. 2005 Equity Incentive Plan. The 2005 plan provides for various equity incentives, including non-qualified options, to be granted to our key employees, officers, directors, certain contractors and other service providers that we utilize. Under the 2005 plan, a maximum of 2,000,000 shares of our common stock were authorized for issuance. The maximum aggregate number of shares of our common stock subject to stock awards, stock appreciation rights, dividend equivalent rights, phantom shares and performance unit awards that may be settled in stock and granted under the 2005 plan may not exceed 400,000.

Grants of options and restricted stock under the 2005 plan are approved by the Committee. Options granted under the 2005 plan generally have a vesting period of four years for officers and key employees, generally vest in equal quarterly installments over a one year period for non-employee directors and may not be exercised more than 10 years from the grant date. Restricted stock granted under the 2005 plan generally has a vesting period of four years for officers and key employees. Under the 2005 plan, the exercise price of each option will equal the market price of our common stock at the close of trading on the date of grant, or previous close of trading if the market is closed on the date of grant.

2002 Stock Incentive Plan.  Our 2002 Stock Incentive Plan provided for various equity incentives, including non-qualified options, to be granted to our key employees, officers, directors, certain contractors and other service providers that we utilize. Under the 2002 plan, 2,000,000 shares of our common stock were authorized for issuance. All options were granted at fair market value on the date of grant. Options granted under the 2002 plan generally have a vesting period of four years for officers and key employees, generally were immediately vested for non-employee directors and may not be exercised more than 10 years from the grant date. Restricted stock granted under the 2002 plan generally has a vesting period of four years for officers and key employees. As of the date of approval of our 2005 plan, no further options or other equity awards were made under our 2002 plan.

1997 Stock Incentive Plan.  Our 1997 Stock Incentive Plan provided for various equity incentives, including options, to be granted to key employees, officers, and directors. Initially, 2,500,000 shares of common stock were authorized for issuance under the 1997 plan. In May 2000, our shareholders approved an amendment to the 1997 plan that increased the number of shares reserved for issuance under the 1997 plan to 4,500,000 shares. All options were granted at fair market value on the date of grant. Options granted under the 1997 plan generally have a vesting period of four years for officers and key employees and generally were immediately vested for non-employee directors. Options generally may not be exercised more than 10 years from the grant date. As of the date of approval of our 2005 plan, no further options or other equity awards were made under our 1997 plan.

Employee Stock Purchase Plan (ESPP)

Internal colleagues who regularly work more than 20 hours per week and are employed by us for at least 90 days prior to the offering period are eligible to participate in our shareholder-approved employee stock purchase plan. Participants, through payroll deduction, may purchase a maximum of 500 shares during each semi-annual offering period at a cost of 85% of the lower of the stock price as of the beginning or ending of the offering period, subject to an annual limitation of $25,000. During 2006, 20,941 shares of common stock (from treasury) were sold to employees participating in the employee stock purchase plan for proceeds of approximately $400,755. Our named executive officers are eligible to participate in the ESPP. Our CEO was the only named executive officer who participated in the ESPP in 2006. The “value” of the CEO’s participation in the ESPP benefit to the CEO, calculated as the difference between the fair market value of the shares on the purchase date and the discounted price, is $4,200 for 2006.

Voluntary Stock Ownership Guidelines

Non-employee directors and our named executive officers are encouraged to be Gevity shareholders, and beneficial ownership of our shares is intended to fully align the interests of Gevity’s directors and executive officers with the interests of its shareholders, further promote our commitment to sound corporate governance, and signify leadership’s confidence in our business. These guidelines encourage covered individuals to achieve certain goals concerning the ownership of our common stock within five years after becoming subject to the guidelines. Non-employee directors are encouraged to own shares of our common stock having a value of not less than five times the amount of the annual fee paid to them for serving as a board member. With respect to our executives, our CEO is encouraged to own shares of our common stock having a value of not less than five times his annual base salary, our named executive officers with line responsibility are encouraged to own shares of our common stock having a value of not less than two times their annual base salary and our named executive officers with staff responsibilities are encouraged to own shares of our common stock having a value not less than their annual base salaries.

Perquisites

As a part of his negotiated employment agreement (previously filed with the SEC) our CEO receives an annual, non-accountable allowance in the amount of $50,000, which is intended to cover the cost of supplemental life and disability insurance and automobile expenses. This amount has not been increased since the CEO was first employed by us. No other named executive officer receives a similar perquisite.

Messrs. King, Sladnick and Collins each received relocation expense reimbursements in 2006. These expense reimbursements included items covered under our standard relocation policy. In addition, each of these named executive officers, as an inducement accept employment with us, were given an additional relocation budget to assist in their transition to Florida. These relocation budgets, outlined in their previously filed employment offers, were as follows: Roy C. King — $250,000; Clifford Sladnick — $250,000; and Michael Collins — $100,000.

Our executives, including our named executive officers, receive enhanced company contributions to their health and welfare benefits, as described in the “Health and Welfare Benefits” section.

Retirement Benefits

We believe in offering a vehicle by which our named executive officers can save for retirement on a tax deferred basis both for recruiting and retention reasons. We sponsor a 401(k) plan in which named executive officers, as well as all other internal colleagues, may participate. We match contributions to the plans at the rate of 50% of the first 4% of the elective contributions by our internal colleagues. There are no additional retirement benefits available to named executive officers.

Health and Welfare Benefits

We provide our named executive officers, as well as all other regular, full time internal colleagues, a comprehensive medical offering that includes both traditional and leading edge consumer-driven health plan options. Colleagues can contribute to a health care and/or dependent care flexible spending account, in addition to a health savings account, if they participate in a high deductible health plan. All benefits are provided through large, national carriers. We believe access to health and welfare benefits provides us with an edge in our recruiting and retention efforts. An additional benefit is that ready access to health care helps us maintain a healthy and productive workforce. For these reasons, we offer our named executive officers and all other regular, full time internal colleagues access to our employer sponsored health plan, which includes health, dental and vision benefits.

We also offer access to supplemental benefits, including short- and long-term disability, accidental death and dismemberment and life insurance. We include, at our expense, “core” life insurance to all internal colleagues who elect to participate in our health and welfare plan, with a benefit of one-times salary, up to $100,000.

For our named executive officers — as well as for all internal colleagues holding the title of “director” and “vice president” — we contribute 100% of the employee-only premiums for the lowest cost medical and dental plan available, and 90% toward family coverage (for the lowest cost medial and dental plan available). We also contribute to all other regular, full time internal colleagues’ premiums at the rate of 90% of the employee-only premiums for the lowest cost medical and dental plan available, and 50% toward dependent coverage (for the lowest cost medical and dental plan available).

Severance and Change in Control

We provide key executives with general severance and, where appropriate, change in control agreements. We believe this serves to attract and retain talented individuals, and believe it is common practice to have such protections within the marketplace. Two named executive officers departed during the course of 2006 under severance agreements with us, as more fully described in the section titled “Compensation Paid to Named Executive Officers Who Departed in 2006”, below. We have certain agreements in place with our named executive officers, as described in this section.

Agreement with Erik Vonk.  On March 21, 2002 we entered into a four-year employment agreement with Erik Vonk under which, effective April 8, 2002, Mr. Vonk was employed to serve as the chairman of our board and our chief executive officer. Neither Mr. Vonk nor us having provided the other with notice not to extend Mr. Vonk’s employment with us, the employment agreement, by its own terms, was extended for a one-year period to April 8, 2007, and now for another one-year period to April 8, 2008. Pursuant to the initial terms of his agreement, Mr. Vonk was entitled to receive an annual salary of $500,000 (which has been subject to review and adjustment by the Committee); a non-accountable annual allowance of $50,000; and options, which were granted, to purchase a total of 1,000,000 shares of our common stock vesting over a four-year period at an exercise price per share for 100,000 shares of $3.02 and for 900,000 shares of $3.90. Such exercise prices were the fair market value of our common stock on March 21, 2002 and May 30, 2002, which were the respective dates of grant. Mr. Vonk was also entitled to participate in our employee benefit plans, receive four weeks vacation, and be reimbursed for reasonable relocation expenses not to exceed $200,000. Under his employment agreement, Mr. Vonk is required to keep all of the Gevity’s confidential information confidential, and for the period of his employment, plus an additional two-year period following termination of his employment, Mr. Vonk is not allowed to compete with Gevity. We are allowed to terminate Mr. Vonk’s employment at any time. Under the employment agreement, Mr. Vonk is entitled to certain severance and other post-termination benefits and payments, as further described below in the disclosure under “Potential Payments Upon Termination or Change of Control.”

On March 21, 2002, as an inducement for Mr. Vonk to serve as our chief executive officer, we also entered into a securities purchase agreement with Mr. Vonk that gave him the right to purchase up to $500,000 worth of our common stock at a price per share of $3.02, the closing price per share on March 21, 2002, the date on which Mr. Vonk entered into his employment agreement. On March 21, 2002, Mr. Vonk exercised his rights under the securities purchase agreement by purchasing 165,562 shares of our common stock. Under the terms of the securities purchase agreement, Mr. Vonk has certain registration rights with respect to these shares.

Agreements with other executive officers; general severance.  Although we do not have employment agreements with any of our other executive officers, certain of our executive officers are eligible to receive general severance/salary continuation in the event their employment is terminated by us for other than “cause,” and provided the executive officer executes a full and complete general release, as agreed to in their offers of employment with us. See below “Potential Payments Upon Termination or Change of Control.”

Change in Control Agreements.  Because we believe that it is in our interest to ensure that our executive officers act in the interest of our company, we have entered into agreements, referred to below as the “executive agreements,” with Messrs. Vonk, Grabowski, Sladnick and Collins, that provide for certain payments to be made to the executive in the event of a change in control of our company.

For purposes of the executive agreements, a “change in control” means:

•	the acquisition by certain third parties of 25% or more of the voting power of our company’s outstanding voting securities;

•	a majority change in the composition of our board of directors;

•	the consummation of certain mergers or consolidations of our company where the voting securities outstanding immediately prior to such transactions represent 50% or less of the total voting power of the corporation resulting from such mergers or consolidations (or, if applicable, such corporation’s ultimate parent); or

•	the approval by shareholders of a plan of liquidation or dissolution of our company or the sale of all or substantially all of our company’s assets.

Under the executive agreements, each executive officer is entitled to compensation if he or she is employed by us at the time of a change in control and his or her employment is terminated by us within two years after the change in control for a reason other than for cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement). In such event, the executive would receive:

•	a lump-sum payment equal to either the executive’s average annual incentive bonus earned in the three years prior to the termination or the executive’s target annual incentive bonus for the year in which the termination occurs, whichever is greater, referred to below as the “Bonus Amount,” multiplied by the fraction of the year remaining after termination, but reduced by any annual incentive bonus amounts paid to the executive during the year in which the termination takes place; plus

•	Mr. Sladnick would receive a lump-sum payment equal to the sum of two times the amount of his highest annual rate of base salary during the one-year period prior to the termination plus two times his Bonus Amount; Mr. Vonk would receive a lump-sum payment equal to the sum of three times the amount of his highest annual rate of base salary during the one-year period prior to the termination plus three times his Bonus Amount; and,

•	Messrs. Grabowski and Collins would each receive a lump-sum payment equal to the sum of one times the amount of his highest annual rate of base salary during the one-year period prior to the termination plus one times his Bonus Amount.

In addition, all stock incentives that were awarded to the executives under the terms of any of the company’s equity incentive plans would fully vest upon the occurrence of a change in control; provided, however, that if the change in control results from the acquisition by a third-party of our outstanding voting securities, the stock incentives will vest only if the percentage of voting power acquired is 50% or more. Upon such event, all other terms and conditions of such stock incentives would remain in effect.

The executive agreements also provide for the continuation of the executive’s life, disability and accident insurance and medical and dental plan coverage for the number of years after termination of the executive’s employment equal to the multiple of base salary payable to the executive upon a change in control (or if the executive cannot continue as a participant in such plans, for the provision of such benefits on the same after tax basis as if such participation has been permitted). In addition, if the executive is subject to the excise tax imposed under applicable sections of the Internal Revenue Code, we will pay an additional amount so as to put the executive in the same after-tax position he or she would have been in had the excise tax never applied.

Compensation Paid to Named Executive Officers Who Departed in 2006

Severance Agreement with Sal J. Uglietta.  Mr. Uglietta resigned from his position as our senior vice president, benefits effective July 14, 2006. In connection with his separation, Mr. Uglietta was paid his previously established 2006 target level bonus award of $231,150. We also agreed to pay Mr. Uglietta an amount equal to $13,269.23 bi-weekly through March 2007, in addition to providing certain benefits, including compensation for accrued paid time off and access to health benefits. Mr. Uglietta was entitled to exercise all of his options to purchase common stock of the company which vested as of July 14, 2006, in accordance with the terms of the incentive plans under which such options were issued.

Severance Agreement with Roy C. King.  Mr. King resigned from his position as our president and chief operating officer effective October 13, 2006. In connection with his separation, Mr. King was paid a total of $520,000 severance in equal payments on the company’s regular payroll periods, until the last payroll period in December, 2006. Mr. King had no options vested on or prior to October 13, 2006.

Retirement of Lisa J. Harris.  Ms. Harris retired as our senior vice president and chief technology officer effective December 31, 2006. Ms. Harris received no additional compensation related to her retirement. Ms. Harris was entitled to exercise all of her options to purchase common stock of the company which vested as of December 31, 2006, in accordance with the terms of the incentive plans under which such options were issued.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a tax deduction for certain compensation in excess of $1 million in any one year paid to its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, certain qualifying “performance-based” compensation (i.e., compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which were approved by shareholders, such as our Gevity HR, Inc. 2005 Executive Incentive Compensation Plan) is not subject to the $1 million deduction limit. The Committee considered the potential impact of Section 162(m) in its review and establishment of compensation programs and payments. Compensation established by the Committee for 2006 for the chief executive officer and the four other highest paid executive officers was designed to comply with the requirements of Section 162(m). We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Our stock option grant policies have been impacted by the implementation of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Compensation Committee Report*

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Compensation
Committee:

David S. Katz, Chairman
George B. Beitzel
Darcy E. Bradbury
Paul R. Daoust
Michael J. Lavington

* The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporated language in any such filings.

2006 Summary Compensation Table

The following table shows cash and non-cash compensation for the year ended December 31, 2006 for the persons serving as the Company’s “Principal Executive Officer” and “Principal Financial Officer” during the year ended December 31, 2006 and for the next three most highly-compensated executive officers who were serving in those capacities at December 31, 2006. In addition, the table includes Messrs. King and Uglietta, who would have been among the next three most highly compensated executive officers but for the fact that they were not named executive officers at December 31, 2006. We have also included Mr. Benz (who was not a named executive officer at December 31, 2006, and not otherwise required to be included in this table and all subsequent tables) because he is a current named executive officer, and his inclusion provides a fuller picture of our compensation practices.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Erik Vonk	2006	$640,385	—	—	$1,035,868	$148,339	—	$57,500	$1,882,092
Chief Executive Officer
Peter C. Grabowski	2006	$301,923	—	—	$206,949	$100,000	—	$7,757	$616,629
SVP, National Sales and Field Service Operations/ Chief Financial Officer
Clifford M. Sladnick	2006	$349,039	—	$132,434	$200,229	$100,000	—	$43,498	$825,200
SVP and Chief Administrative Officer
Michael J. Collins	2006	$208,942	$90,000	$11,496	$90,465	—	—	$89,850	$490,753
SVP and Chief Marketing Officer
Paul E. Benz	2006	$120,015	$85,000	$8,337	$66,847	—	—	$3,993	$284,192
SVP, Shared Services and Chief Information Officer
Roy C. King	2006	$345,568	$33,990	$(8,122)	—	—	—	$662,987	$1,034,423
Former President and Chief Operating Officer
Lisa J. Harris	2006	$357,116	—	—	$124,379	—	—	$9,990	$491,485
Former SVP and Chief Technology Officer
Sal J. Uglietta	2006	$208,991	—	—	$9,449	$231,150	—	$350,180	$799,770
Former SVP, Benefits and Insurance Programs

(1)	This column includes cash sign-on bonuses related to the initial employment of Messrs. Collins, Benz and King. Also included are bonuses paid to Messrs. Collins and Benz for their 2006 service (described in Short-Term Incentives).

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of non-vested stock awards granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For non-vested stock awards, fair value is calculated using the closing price of Gevity stock on the date of grant. For additional information, refer to note 17 of the Gevity financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the 2006 Grants of Plan-Based Awards Table for information on awards made in 2006. These amounts reflect our company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Negative values represent the reversal of prior year stock compensation expense related to non-vested stock awards forfeited in 2006.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers in 2006, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2004-2006 grants, refer to note 17 of the Gevity financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made in 2002-2003, refer to the Equity note of the Gevity financial statements in our Form 10-K for the year ended December 31, 2003. See the 2006 Grants of Plan-Based Awards Table for information on options granted in 2006. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	Represents non-equity incentive plan compensation paid in 2007 for services performed in 2006.

(5)	See the All Other Compensation Table for 2006 below for additional information.

All Other Compensation Table for 2006

				Relocation	Expense		Total all Other
Name	Year	Severance		Expense	Allowance	Other(1)	Compensation

Erik Vonk	2006	—		—	$50,000	$7,500	$57,500
Chief Executive Officer
Peter C. Grabowski	2006	—		—	—	$7,757	$7,757
SVP, National Sales and Field Service Operations/Chief Financial Officer
Clifford M. Sladnick	2006	—		$32,748	—	$10,750	$43,498
SVP and Chief Administrative Officer
Michael J. Collins	2006	—		$85,808	—	$4,042	$89,850
SVP and Chief Marketing Officer
Paul E. Benz	2006	—		—	—	$3,993	$3,993
SVP, Shared Services and Chief Information Officer
Roy C. King	2006	$520,000		$133,175	—	$9,812	$662,987
Former President and Chief Operating Officer
Lisa J. Harris	2006	—		—	—	$9,990	$9,990
Former SVP and Chief Technology Officer
Sal J. Uglietta	2006	$345,000	(2)	—	—	$5,180	$350,180
Former SVP, Benefits and Insurance Programs

(1)	Other compensation includes the imputed value of life insurance, enhanced health and welfare benefits, the company portion of the 401(k) match, dividend payments on non-vested stock awards and the value of miscellaneous awards.

(2)	Amount represents total severance payments of which $145,962 was paid in 2006 and $199,038 was paid in 2007.

2006 Grant of Plan Based Awards

The following table sets forth information regarding the grants of stock options and restricted stock during 2006 to our executives named in the 2006 Summary Compensation Table.

						All Other
					All Other	Option		Grant Date
					Stock	Awards:	Exercise	Fair
					Awards:	Number of	or Base	Value of
		Estimated Future Payouts Under			Number of	Securities	Price of	Stock and	Market
		Non-Equity Incentive Plan Awards			Shares of	Underlying	Option	Option	Price on
	Grant	Threshold	Target	Maximum	Stock or	Options	Awards	Awards	Grant
Name	Date	($)	($)	($)	Units (#)(1)	(#)(2)	($/Sh)(3)	($)(4)	Date(5)

Erik Vonk	2/22/2006				—	139,050	$29.22	$1,641,805	$29.50
Chief Executive Officer	N/A	650,000	$877,500	1,000,000
Peter C. Grabowski	2/22/2006				—	25,608	$29.22	$302,361	$29.50
SVP, National Sales	N/A	131,250	$175,000	262,500
and Field Service Operations/Chief Financial Officer
Clifford M. Sladnick	2/22/2006				—	19,989	$29.22	$236,016	$29.50
SVP and Chief	N/A	175,000	$233,450	350,000
Administrative Officer
Michael J. Collins	4/1/2006				2,500	—	—	$61,150	$24.46
SVP and Chief	4/3/2006				—	50,000	$24.42	$485,120	$24.42
Marketing Officer
Paul E. Benz	7/1/2006				2,500	—	—	$66,375	$26.55
SVP, Shared Services	7/3/2006				—	50,000	$26.44	$537,705	$26.44
and Chief Information Officer
Roy C. King	N/A	249,000	$332,000	498,000	—	—	—	—	—
Former President and Chief Operating Officer
Lisa J. Harris	2/22/2006				—	39,977(6)	$29.22	$472,020	$29.50
Former SVP and Chief	N/A	180,000	$240,120	360,000
Technology Officer
Sal J. Uglietta	2/22/2006				—	30,000(6)	$29.22	$354,219	$29.50
Former SVP, Benefits	N/A	172,500	$230,115	345,000
and Insurance Programs

(1)	This column shows the number of stock awards granted in 2006 to the named executive officers. These stock awards vest ratably in four equal installments beginning one year after the date of grant. During the vesting period, each stock award entitles the individual to receive quarterly dividend payments as declared by us.

(2)	This column shows the number of stock options granted in 2006 to the named executive officers. These options vest and become exercisable ratably in four equal annual installments, beginning one year after the grant date.

(3)	This column shows the exercise price for the stock options granted, which was generally the closing price of Gevity stock on the grant date. See Note 5 below.

(4)	This column shows the full grant date fair value of stock and stock option awards granted to the named executive officers in 2006. The full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. See notes 1 and 3 of the 2006 Summary Compensation Table for a discussion of fair value calculation.

(5)	The stock option awards granted on February 22, 2006 have an exercise price equal to the closing market price of the company’s common stock on February 21, 2006. February 21, 2006 represents the date of determination for the grant and February 22, 2006 represents the date all formal Compensation Committee approvals were obtained.

(6)	100% of these grants were forfeited in 2006 in connection with the named executive officer’s departure from the company.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of non-vested stock outstanding on December 31, 2006 for our executive officers named in the 2006 Summary Compensation Table.

	Option Awards						Stock Awards
									Number of	Market
				Number of					Shares or	Value of
			Number of	Securities					Units of	Shares or
			Securities	Underlying					Stock	Units of
			Underlying	Unexercised	Option	Option			that have	Stock that
	Grant		Options (#)	Options (#)	Exercise	Expiration	Grant		not Vested	have not
Name	Date		Exercisable	Unexercisable	Price ($)	Date	Date		(#)(1)	Vested ($)(2)

Erik Vonk	3/21/02		100,000	—	$3.02	3/21/12
Chief Executive Officer	5/30/02		900,000	—	$3.90	5/30/12
	12/15/03	(3)	68,181	22,728	$21.85	12/15/13
	2/15/05	(4)	28,968	86,907	$21.14	2/15/15
	2/22/06	(5)	—	139,050	$29.22	2/22/16
Peter C. Grabowski	12/19/02		3,750	—	$3.89	12/19/12
SVP, National Sales and	5/1/03	(3)	—	5,000	$9.78	5/1/13
Field Service Operations/	12/15/03	(3)	4,500	4,500	$21.85	12/15/13
Chief Financial Officer	2/15/05	(4)	—	14,666	$21.14	2/15/15
	2/22/06	(5)	—	25,608	$29.22	2/22/16
Clifford M. Sladnick	7/11/05	(4)	18,750	56,250	$21.22	7/11/15
SVP and Chief	2/22/06	(5)	—	19,989	$29.22	2/22/16
Administrative Officer							7/11/05	(4)	18,750	$444,188
Michael J. Collins	4/3/06	(5)	—	50,000	$24.42	4/3/16
SVP and Chief Marketing							4/1/06	(5)	2,500	$59,225
Officer
Paul E. Benz	7/3/06	(5)	—	50,000	$26.44	7/3/16
SVP, Shared Services and							7/1/06	(5)	2,500	$59,225
Chief Information Officer
Roy C. King	—		—	—	—	—	—		—	—
Former President and Chief Operating Officer
Lisa J. Harris	12/19/02		12,500	—	$3.89	3/31/07
Former SVP and Chief	12/15/03		7,125	—	$21.85	3/31/07
Technology Officer
Sal J. Uglietta	—		—	—	—	—	—		—	—
Former SVP, Benefits and Insurance Programs

(1)	Non-vested stock awards are entitled to dividends declared by us under the terms of the non-vested stock grants.

(2)	All amounts are as of December 29, 2006 and dollar values are based on the closing price of our common stock on December 29, 2006 of $23.69.

(3)	The remainder of the unexercisable option awards will vest on the anniversary date of the grant in 2007.

(4)	The unexercisable option awards and non-vested stock awards will vest ratably over the next three years on the anniversary date of the grant.

(5)	The unexercisable option awards and non-vested stock awards will vest ratably over the next four years on the anniversary date of the grant.

2006 Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2006 for our named executive officers named in the 2006 Summary Compensation Table.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
Name	on Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Erik Vonk	—	—	—	—
Chief Executive Officer
Peter C. Grabowski	76,138	$1,307,232	—	—
SVP, National Sales and Field Service Operations/Chief Financial Officer
Clifford M. Sladnick	—	—	6,250	$156,438
SVP and Chief Administrative Officer
Michael J. Collins	—	—	—	—
SVP and Chief Marketing Officer
Paul E. Benz	—	—	—	—
SVP, Shared Services and Chief Information Officer
Roy C. King	—	—	—	—
Former President and Chief Operating Officer
Lisa J. Harris	157,940	$2,875,331	—	—
Former SVP and Chief Technology Officer
Sal J. Uglietta	58,690	$599,901	—	—
Former SVP, Benefits and Insurance Programs

Potential Payments Upon Termination or Change of Control

The following tables illustrate potential payments to our named executive officers under certain hypothetical termination scenarios assuming the termination date to be December 31, 2006. Although the calculations are intended to provide reasonable estimates of potential payments, they are based on assumptions, not actual circumstances, and may not represent the actual amount an executive would receive if an eligible termination event were to occur. We have not included in the tables any benefits in which the named executive officer is vested. We note that three of our named executive officers — Messrs. King and Uglietta and Ms. Harris — were not included in this section due to their departures during the course of 2006. Payouts, if any, to each of these named executive officers are described in detail under “Compensation to Named Executive Officers Who Departed in 2006.”

Erik Vonk — Chairman & Chief Executive Officer

					Involuntary
					Termination after
					Change in Control
			Voluntary	Involuntary	w/o Cause or
			Resignation/	Termination w/o	Constructive
	Death	Disability	Retirement(1)	Cause	Termination

Cash Payment(2)(3)	$650,000	$650,000	—	$650,000	$4,582,500
Stock Options(4)	—	—	—	—	$263,430
Restricted Stock(5)	—	—	—	—	—
Total Welfare Value(6)	$10,086	$10,086	—	$10,086	$30,257
Outplacement(7)	—	—	—	—	$25,000
Gross-up on Excise Tax(8)	—	—	—	—	$1,963,747
Totals	$660,086	$660,086	$0	$660,086	$6,864,934

(1)	Mr. Vonk is not eligible for retirement as of December 31, 2006.

(2)	In the event of death, disability or involuntary termination without cause, reflects one times highest annual base salary 12-months prior to termination. In the event of a termination after a change in control without cause or a constructive termination, reflects three times salary and greater of target annual incentive or average annual incentives over 3 years (in this case, it is target annual incentive of $877,500).

(3)	Does not include any amount attributable to the 2006 annual incentive award that was paid in March 2007 and disclosed in the Summary Compensation Table.

(4)	Reflects fair market value of unvested (in-the-money) stock options based on a closing stock price of $23.69 on December 29, 2006.

(5)	Reflects fair market value of unvested restricted stock based on a closing stock price of $23.69 on December 29, 2006.

(6)	Represents the value attributable to continuation of health and welfare benefits during the severance period.

(7)	Represents outplacement benefits (in the case of change in control termination) at the Company’s descretion.

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses. For purposes of this calculation, we did not treat any portion of the compensation as reasonable compensation for services rendered prior to the change in control or attribute any value to non-competition covenants.

Peter C. Grabowski — SVP, National Sales & Field Service Operations/CFO

					Involuntary
					Termination after
					Change in Control
			Voluntary	Involuntary	w/o Cause or
			Resignation/	Termination w/o	Constructive
	Death	Disability	Retirement(1)	Cause	Termination

Cash Payment(2)(3)	—	—	—	—	$525,000
Stock Options(4)	—	—	—	—	$115,227
Restricted Stock(5)	—	—	—	—	—
Total Welfare Value(6)	—	—	—	$12,784	$12,784
Outplacement(7)	—	—	—	—	$25,000
Gross-up on Excise Tax(8)	—	—	—	—	—
Totals	$0	$0	$0	$12,784	$678,011

(1)	Mr. Grabowski is not eligible for retirement as of December 31, 2006.

(2)	In the event of death, disability or involuntary termination without cause, reflects no severance. In the event of a termination after a change in control without cause or a constructive termination, reflects one times salary and greater of target annual incentive or average annual incentives over 3 years (in this case, it is target annual incentive of $175,000).

(3)	Does not include any amount attributable to the 2006 annual incentive award that was paid in March 2007 and disclosed in the Summary Compensation Table.

(4)	Reflects fair market value of unvested (in-the-money) stock options based on a closing stock price of $23.69 on December 29, 2006.

(5)	Reflects fair market value of unvested restricted stock based on a closing stock price of $23.69 on December 29, 2006.

(6)	Represents the value attributable to continuation of health and welfare benefits.

(7)	Represents outplacement benefits (in the case of change in control termination).

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses. For purposes of this calculation, we did not treat any portion of the compensation as reasonable compensation for services rendered prior to the change in control or attribute any value to non-competition covenants.

Clifford M. Sladnick — SVP & Chief Administrative Officer

					Involuntary
					Termination after
					Change in Control
			Voluntary	Involuntary	w/o Cause or
			Resignation/	Termination w/o	Constructive
	Death	Disability	Retirement(1)	Cause	Termination

Cash Payment(2)(3)	—	—	—	$350,000	$1,166,900
Stock Options(4)	—	—	—	—	$138,938
Restricted Stock(5)	—	—	—	—	$444,188
Total Welfare Value(6)	—	—	—	$16,419	$32,837
Outplacement(7)	—	—	—	—	$25,000
Gross-up on Excise Tax(8)	—	—	—	—	$582,699
Totals	$0	$0	$0	$366,419	$2,390,562

(1)	Mr. Sladnick is not eligible for retirement as of December 31, 2006.

(2)	In the event of death, disability or retirement, reflects no severance. In the event of involuntary termination without cause, reflects one times highest annual base salary 12-month prior to termination. In the event of a termination after a change in control without cause or a constructive termination, reflects two times salary and greater of target annual incentive or average annual incentives over 3 years (in this case, it is target annual incentive of $234,500).

(3)	Does not include any amount attributable to the 2006 annual incentive award that was paid in March 2007 and disclosed in the Summary Compensation Table.

(4)	Reflects fair market value of unvested (in-the-money) stock options based on a closing stock price of $23.69 on December 29, 2006.

(5)	Reflects fair market value of unvested restricted stock based on a closing stock price of $23.69 on December 29, 2006.

(6)	Represents the value attributable to continuation of health and welfare benefits.

(7)	Represents outplacement benefits (in the case of change in control termination).

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses. For purposes of this calculation, we did not treat any portion of the compensation as reasonable compensation for services rendered prior to the change in control or attribute any value to non-competition covenants.

Paul E. Benz — SVP, Shared Services & Chief Information Officer

					Involuntary
					Termination after
					Change in Control
			Voluntary	Involuntary	w/o Cause or
			Resignation/	Termination w/o	Constructive
	Death	Disability	Retirement(1)	Cause	Termination

Cash Payment(2)(3)	—	—	—	$264,000	—
Stock Options(4)	—	—	—	—	—
Restricted Stock(5)	—	—	—	—	$59,225
Total Welfare Value(6)	—	—	—	$15,842	$15,842
Outplacement(7)	—	—	—	—	$25,000
Gross-up on Excise Tax(8)	—	—	—	—	—
Totals	$0	$0	$0	$279,842	$100,067

(1)	Mr. Benz is not eligible for retirement as of December 31, 2006.

(2)	In the event of death, disability, retirement or termination after a change in control, reflects no severance. In the event of involuntary termination without cause, reflects one times highest annual base salary 12-months prior to termination.

(3)	Does not include any amount attributable to the 2006 annual incentive award that was paid in March 2007 and disclosed in the Summary Compensation Table.

(4)	Reflects fair market value of unvested (in-the-money) stock options based on a closing stock price of $23.69 on December 29, 2006.

(5)	Reflects fair market value of unvested restricted stock based on a closing stock price of $23.69 on December 29, 2006.

(6)	Represents the value attributable to continuation of health and welfare benefits.

(7)	Represents outplacement benefits (in the case of change in control termination).

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses. For purposes of this calculation, we did not treat any portion of the compensation as reasonable compensation for services rendered prior to the change in control or attribute any value to non-competition covenants.

Michael J. Collins — SVP & Chief Marketing Officer

					Involuntary
					Termination after
					Change in Control
			Voluntary	Involuntary	w/o Cause or
			Resignation/	Termination w/o	Constructive
	Death	Disability	Retirement(1)	Cause	Termination

Cash Payment(2)(3)	—	—	—	$292,000	$485,931
Stock Options(4)	—	—	—	—	—
Restricted Stock(5)	—	—	—	—	$59,225
Total Welfare Value(6)	—	—	—	$14,734	$14,734
Outplacement(7)	—	—	—	—	$25,000
Gross-up on Excise Tax(8)	—	—	—	—	—
Totals	$0	$0	$0	$306,734	$584,890

(1)	Mr. Collins is not eligible for retirement as of December 31, 2006.

(2)	In the event of death, disability, or retirement, reflects no severance. In the event of involuntary termination without cause, reflects one times highest annual base salary 12-months prior to termination. In the event of a termination after a change in control without cause or a constructive termination, reflects a one times salary and greater of target annual incentive or average annual incentives over 3 years (in this case, it is target annual incentive of $194,431).

(3)	Does not include any amount attributable to the 2006 annual incentive award that was paid in March 2007 and disclosed in the Summary Compensation Table.

(4)	Reflects fair market value of unvested (in-the-money) stock options based on a closing stock price of $23.69 on December 29, 2006.

(5)	Reflects fair market value of unvested restricted stock based on a closing stock price of $23.69 on December 29, 2006.

(6)	Represents the value attributable to continuation of health and welfare benefits.

(7)	Represents outplacement benefits (in the case of change in control termination).

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation, and reasonable compensation analyses. For purposes of this calculation, we did not treat any portion of the compensation as reasonable compensation for services rendered prior to the change in control or attribute any value to non-competition covenants.

Director Compensation in Fiscal 2006

In accordance with our compensation plan for non-employee directors, non-employee members of the board are paid an annual fee of $30,000 (pro rated for any partial year of service) plus reasonable travel expenses for attending board and committee meetings. Each non-employee director will also receive $1,500 for attending each meeting of our board or a committee of our board. In addition, non-employee committee chairs receive $3,000 per year for serving in such capacity, except that the chairs of the compensation and audit committee receive $5,000 and $10,000, respectively, per year (in each case, pro rated for any partial year of service). Each non-employee director receives an annual equity incentive award with a target cash equivalent of $60,000 under the terms and conditions applicable to non-employee directors under any then-current company-sponsored equity incentive plan. In addition, upon initial election or appointment to the board, each non-employee director will receive an initial equity incentive award of a non-qualified option to purchase 10,000 shares of our common stock for a purchase price equal to the closing price of our common stock on the date of grant which will vest in equal quarterly installments over a one year period. The option, which has a ten-year term, is subject to the terms and conditions applicable to non-employee directors under any then-current company-sponsored equity incentive plan.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash(1)	Awards	Awards(2)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(3)	($)	($)	($)	($)

George B. Beitzel	$68,000	—	$37,068	—	—	—	$105,068
Darcy E. Bradbury	$56,750	—	$37,068	—	—	—	$93,818
James E. Cowie	$56,750	—	$37,068	—	—	—	$93,818
Paul R. Daoust	$40,500	—	$55,173	—	—	—	$95,673
Jonathan H. Kagan	$65,250	—	$37,068	—	—	—	$102,318
David S. Katz	$54,500	—	$37,068	—	—	—	$91,568
Jeffrey A. Sonnenfeld	$46,750	—	$37,068	—	—	—	$83,818
Michael J. Lavington	$28,750	—	$27,255	—	—	—	$56,005
James Manning	$7,500	—	—	—	—	—	$7,500
A.D. Frazier	$7,500	—	—	—	—	—	$7,500

(1)	This column reports the amount of cash compensation earned in 2006 for Board and committee service.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to the directors. Stock options granted to directors in 2006 vest over a one year period in equal quarterly installments. Stock options granted to directors prior to 2006 were immediately vested. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 17 of the Gevity financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. The following directors have outstanding option awards at 2006 fiscal year-end: Mr. Beitzel (6,719), Ms. Bradbury (23,671), Mr. Cowie (23,671), Mr. Daoust (10,000), Mr. Kagan (37,005), Mr. Katz (23,671), Mr. Sonnenfeld (13,671) and Mr. Lavington (10,000).

(3)	With the exception of Mr. Daoust and Mr. Lavington, the full grant date fair value of each of the 2006 director stock option awards was $60,101. For Mr. Daoust and Mr. Lavington, the full grant date fair value of their 2006 stock option awards were $89,450 and $92,579, respectively.

Securities Authorized for Issuance under our Equity Compensation Plans

As of March 14, 2007, options to purchase 2,271,383 shares of our common stock were outstanding under all of our equity incentive plans at a weighted average exercise price of $13.47 per share. Of these, 1,553,197 were exercisable options. In addition, 84,796 shares of restricted stock were outstanding. As of the same date, an aggregate of 1,393,684 shares remained available for future issuance under our 2005 plan. The following table summarizes information about our equity compensation plans by type as of December 31, 2006.

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued	Weighted-average	equity compensation
	upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders	2,397,041	$13.42	1,355,771
Equity compensation plans not approved by security holders	None	None	None

Total	2,397,041	$13.42	1,355,771

AUDIT COMMITTEE MATTERS

Audit Committee Report*

Gevity’s audit committee is made up solely of independent directors, as defined by applicable NASDAQ and SEC rules, and the board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee and is financially literate as required by NASDAQ rules. In addition, the board has determined that Mr. Cowie is an “audit committee financial expert” as defined by SEC rules. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Cowie’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Cowie any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board. Upon Mr. Cowie’s departure, the board intends to designate another member as its audit committee financial expert.

The audit committee assists the board in fulfilling its responsibilities by overseeing Gevity’s accounting and financial reporting processes, the audit of consolidated financial statements, the qualifications of the independent registered public accounting firm engaged as our independent auditor, and the performance of the internal auditors and independent auditors. In addition, the audit committee generally oversees our internal compliance programs and is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Gevity regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission from our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The audit committee operates under a written charter adopted by the board of directors that is available in the “About Gevity — Corporate Governance” section of Gevity’s website, gevity.com. The audit committee reviews its charter on an annual basis, and it was last revised as of October 24, 2006. A copy of the charter was last included as Exhibit A to our 2005 proxy statement.

The committee relies on the expertise and knowledge of management, Gevity’s internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Our internal auditors are responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control over financial reporting relating (for example, to the reliability and integrity of our financial information and the safeguarding of our assets) and reporting all findings to the audit committee and to management. Deloitte & Touche LLP, our independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards, auditing management’s assessment of the effectiveness of our internal control over financial reporting, and issuing reports with respect to such audits.

Among other matters, the audit committee monitors the activities and performance of our internal and independent auditors, including the audit scope, independent auditor fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Our independent auditors provide the audit committee with the required written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discusses with the independent auditors and management that firm’s independence.

In accordance with audit committee policy and the requirements of law, all services to be provided by Deloitte & Touche LLP are pre-approved by the audit committee. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee

* The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporated language in any such filings.

for up to a year, relates to a particular defined task or scope of work and is subject to a specific budget. In other cases, the chairman of the audit committee has the delegated authority from the audit committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee. To avoid certain potential conflicts of interest, the law prohibits a publicly-traded company from obtaining certain non-audit services from its auditing firm. We obtain these services from other service providers as needed. For a description of the services performed by, and the related fees paid to, Deloitte & Touche LLP during 2005 and 2006, see “Fees Paid to Deloitte & Touche LLP.”

During 2006, the audit committee fulfilled its duties and responsibilities generally as outlined in its charter, including reviewing and discussing (including in executive sessions) the following with management, our internal auditors, and our independent auditor:

•	our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC;

•	management’s assessment of the effectiveness of Gevity’s internal control over financial reporting and the independent auditors’ opinion about management’s assessment and the effectiveness of Gevity’s internal control over financial reporting; and

•	reviewing the audit scope and plan.

Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance. This review included a discussion with management of the quality, not merely the acceptability, of Gevity’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our financial statements, including the disclosures related to critical accounting estimates. In reliance on these views and discussions, and the report of the independent auditors, the audit committee recommended to the board, and the board approved, the inclusion of the audited financial statements in Gevity’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

This report is submitted by the
Audit Committee:

George B. Beitzel, Chairperson
Darcy E. Bradbury
James E. Cowie
Jonathan H. Kagan

Audit Committee Pre-Approval

The audit committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. In accordance with its charter and the Sarbanes-Oxley Act of 2002, each year, the audit committee approves the terms of the independent auditor’s engagement for the following year. This approval requirement is subject to applicable de minimis exceptions allowed by that Act. In making its pre-approval determination, the audit committee is required to consider whether providing the non-audit services are compatible with maintaining the auditors’ independence. The audit committee may delegate this pre-approval authority to one or more audit committee members. However, if the authority is delegated, the member or members to whom the authority is delegated must present a report of their actions at the next scheduled audit committee meeting.

Determination of Accountant Independence

The audit committee considered the provision of non-audit services by Deloitte & Touche LLP and determined that the provision of such services was not incompatible with maintaining their independence.

Fees Paid to Deloitte & Touche LLP

	2006	2005

Audit Fees	$877,000	$827,000
Audit-Related Fees	74,000	12,000
Tax Fees	23,000	36,000
All Other Fees	—	—

Total	$974,000	$875,000

Audit Fees.  This category includes the audit of Gevity’s annual financial statements, review of financial statements included in each of Gevity’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, the audit of our internal control over financial reporting and management’s assessment of the effectiveness thereof in connection with Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.  This category consists of assurance and related services provided by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of Gevity’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consultations regarding financial reporting and related matters.

Tax Fees.  This category consists of professional services rendered by Deloitte & Touche LLP primarily in connection with Gevity’s tax compliance activities, including the review of tax returns, tax planning and technical advice.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS FOR 2008 ANNUAL MEETING

The proxy rules of the SEC permit our shareholders, after notice to us, to present proposals for shareholder action in our proxy statement if the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by our action in accordance with the proxy rules. If you wish to provide a proposal to be included in our proxy statement and form of proxy relating to our 2008 annual meeting of shareholders, you must provide a written copy of your proposal to us at our principal offices c/o Edwin E. Hightower, Jr., Corporate Secretary and General Counsel, Gevity HR, Inc., 9000 Town Center Parkway, Bradenton, Florida 34202, no later than December 25, 2007. We encourage any shareholder interested in submitting a proposal to contact our corporate secretary in advance of the deadline to discuss the proposal, and shareholders may wish to consult with knowledgeable counsel with regard to the detailed requirements of the SEC’s proxy rules. Submitting a proposal does not guarantee that we will include it in the 2008 proxy statement.

Under our third amended and restated bylaws, and as permitted by SEC rules, shareholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting must follow certain procedures. These procedures require that timely, written notice of such proposal or nomination be received by our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, our bylaws require that the shareholder’s notice set forth the following information:

•	with respect to each matter the shareholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting;

•	with respect to each person for whom a shareholder proposes to nominate for election or re-election as a director, all information relating to such person (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) that is required under applicable SEC rules;

•	the name and address, as they appear on our records, of the shareholder proposing the new business or nominating the person for election or re-election as a director, and the name and address of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the number of shares of our common stock that are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	any material interest or relationship that such shareholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have in such business or with such nominee.

At the request of our board, any person so nominated for election as a director will be required to furnish to our corporate secretary the information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. The chairman of the annual meeting may, if warranted, determine that business was not properly brought before the meeting, or that a nomination was not made, according to the procedures of our bylaws, in which case, those matters will not be acted upon at the meeting. In addition, our nominating/corporate governance committee will consider candidates proposed by shareholders and make recommendations to our board using the same criteria as for other candidates as described herein under “Committees of Our Board — Nominating/Corporate Governance Committee.”

The preceding description of the procedures required by our third amended and restated bylaws is only a summary. We refer any shareholders who wish to submit a proposal or nominate a person as a candidate for election to our board of directors at an annual meeting to our bylaws for the full requirements. A copy of our bylaws is posted in the “About Gevity — Corporate Governance” section of our website, gevity.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

In an effort to further efficiencies and contain costs, beginning in 2008, Gevity intends to “household” disclosure documents by sending a single copy of the proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless we have received contrary instructions. Each shareholder in the household will continue to receive a separate proxy card. Householding reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address in the future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•	if the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 9000 Town Center Parkway, Bradenton, Florida 34202, Attention: Corporate Secretary, to inform Gevity of their request, or by calling 800.248.8489, extension 4603; or

•	if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SOLICITATION OF PROXIES

The accompanying proxy is being solicited by our board of directors on behalf of Gevity. We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the form of proxy. Proxies may be solicited by members of our board of directors, our executive officers and director-level employees, none of whom will receive any additional compensation for their services. Also, we may engage D.F. King & Co., Inc. to solicit proxies on our behalf at an anticipated cost of $20,000 or less. In addition to use of the mail, proxies may be solicited by personal interview, telephone, facsimile, telegram, messenger or via the Internet. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

By order of the board of directors:

Edwin E. Hightower, Jr.
Corporate Secretary

Bradenton, Florida
April 11, 2007

ANNUAL MEETING OF SHAREHOLDERS OF
GEVITY HR, INC.
May 16, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê
   ■             20900000000000000000   9                                                                                                       051607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					At the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Erik Vonk
This proxy will be voted as specified above. If no specification is made, this proxy will be voted “FOR” the election of all nominees for director and at the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

		¡	George B. Beitzel
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Darcy E. Bradbury
		¡	Paul R. Daoust
		¡	Jonathan H. Kagan
☐	FOR ALL EXCEPT	¡	David S. Katz
	(See instruction below)	¡	Michael J. Lavington
		¡	Jeffrey A. Sonnenfeld
		¡	Daniel J. Sullivan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐
GEVITY HR, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF GEVITY HR, INC.
     The undersigned appoints Peter C. Grabowski and Edwin E. Hightower, Jr., and each of them, his, her or its proxies with full power of substitution, to vote all the shares of common stock of Gevity HR, Inc. that the undersigned may be entitled to vote at the annual meeting of shareholders to be held May 16, 2007, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
GEVITY HR, INC.
May 16, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
   ■             20900000000000000000   9                                                                                                       051607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					At the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Erik Vonk
This proxy will be voted as specified above. If no specification is made, this proxy will be voted “FOR” the election of all nominees for director and at the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

		¡	George B. Beitzel
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Darcy E. Bradbury
		¡	Paul R. Daoust
		¡	Jonathan H. Kagan
☐	FOR ALL EXCEPT	¡	David S. Katz
	(See instruction below)	¡	Michael J. Lavington
		¡	Jeffrey A. Sonnenfeld
		¡	Daniel J. Sullivan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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